Exhibit 99.1

Atomera Signs Commercial License Agreement with STMicroelectronics

Agreement Allows ST to Manufacture and Ship MST-Enabled Products

LOS GATOS, Calif. April 26, 2023 – Atomera Incorporated (NASDAQ:ATOM), a semiconductor materials and technology licensing company, today announced the execution of a commercial license agreement with STMicroelectronics (ST). This agreement enables ST to install Atomera’s Mears Silicon Technology™ (MST®) into its facilities and authorizes ST to manufacture and distribute MST-enabled products to its customers.

MST is a quantum-engineered material that enhances transistors to deliver significantly better performance in semiconductor devices, while shrinking die sizes and reducing cost in today’s electronics. In power devices, performance improvements typically include lower “on” resistance, higher breakdown voltages, and die size reductions of 20% or more. As these devices are ubiquitous in all electronic segments, this means consumer electronics such as mobile phones can have longer battery life, datacenters and EVs can improve efficiency, and all segments can lower their component costs.

“With the execution of this agreement, Atomera will be working with ST to bring to production ST products that are enhanced with all the benefits of MST as soon as possible,” said Scott Bibaud, Atomera’s president and CEO. “We are thrilled to be working with an industry leader like ST to commercialize MST in its flagship smart power products.”

MST Technology Benefits

Manufacturers can address their yield, power, and performance challenges at a fraction of the cost of alternative approaches. Atomera breathes new life into semiconductor fabs by providing up to a full node of performance benefits to existing fabs, empowering competitive new product designs on existing lines. Atomera’s patented material technology enables more efficient and better controlled current flow, leading to dramatic improvements in device performance and power efficiency.

Follow Atomera:

Company website: https://atomera.com/

Atomera whitepaper: https://atomera.com/news-and-blogs/

Atomera blog: https://atomera.com/news-and-blogs/

LinkedIn: www.linkedin.com/company/atomera/

About Atomera

Atomera Incorporated, one of America’s Top 100 Best Small Companies in 2022 ranked by Forbes, is a semiconductor materials and technology licensing company focused on deploying its proprietary, silicon-proven technology into the semiconductor industry. Atomera has developed Mears Silicon Technology™ (MST®), which increases performance and power efficiency in semiconductor transistors. MST can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nano-scaling technologies in the semiconductor industry roadmap. More information can be found at www.atomera.com.

Media Contact:
Justin Gillespie
The Hoffman Agency
(925) 719-1097
jgillespie@hoffman.com

Jeff Lewis
Senior VP Marketing and Business Development, Atomera
(408) 442-5248
jlewis@atomera.com

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com